Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of this 1st day of March, 2012, by and between Virginia Commerce Bank (the “Bank”) and Steven A. Reeder (the “Executive”).

WHEREAS, the Executive has been and is a key executive of the Bank and it is the desire of the Bank to have the benefit of Executive’s continued loyalty and service; and

WHEREAS, the Executive wishes to continue in the employ of the Bank on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Employment and Duties. The Executive shall continue to be employed by the Bank as the Executive Vice President and Chief Deposit Officer (the “Position”) on the terms and subject to the conditions of this Agreement. The Executive accepts such employment and agrees to perform the managerial duties and responsibilities consistent with the Position, including, but not limited to, the duties set forth in the position description approved by the Personnel and Compensation Committee of the Board of Directors of Virginia Commerce Bancorp, Inc. (the “Holding Company”) or its successor (the “Personnel and Compensation Committee”) and as maintained by the Bank’s human resources department as of March 1, 2012, and such other duties as may be assigned to the Executive by the Bank and the Chief Executive Officer, or their designees. The Executive agrees to devote the necessary time and attention on a full-time basis to the discharge of such duties and responsibilities relating to the Position.

2. Term. The term of this Agreement is effective as of March 1, 2012, and will continue through February 28, 2014, unless terminated or extended as hereinafter provided. This Agreement shall be extended for successive one-year periods following the original term unless either party notifies the other in writing at least ninety (90) days prior to the end of the original term, or the end of any additional one-year renewal term, that the Agreement shall not be extended beyond its current term. The term of this Agreement, including any renewal term, is referred to herein as the “Term.”

3. Compensation.

(a) Base Salary. The Bank shall pay the Executive an initial annual base salary of $250,000, subject to all applicable withholdings, and subject to periodic review by the Board of Directors of the Bank, or its designees, for consideration of decreases and increases. In no event shall the Executive’s base salary be reduced in the first six (6) months following the execution of this Agreement. In reviewing adjustments to base salary, the Board of Directors of the Bank, or its designees, shall consider relevant market data, as determined in its sole discretion, the performance of the Bank, and the Executive’s performance. The base salary shall be paid to the Executive in accordance with established payroll practices of the Bank (but no less frequently than monthly).

(b) Annual Incentive. During the Term, the Executive will be eligible to participate in any annual incentive plan applicable to Bank executives and approved by the Board of Directors of the Holding Company, or its designees, and to be paid in accordance with the terms of such plan. Any incentive payments due hereunder shall be payable to the Executive on a date determined by the Holding Company within the two and one-half (2 1/2) month period following the end of the calendar year unless the Holding Company specifically determines a different payment date.

(c) Stock Compensation. The Executive shall be eligible to participate to the extent and in the manner provided and to receive stock options, restricted stock, stock appreciation rights or other awards under the Holding Company’s 2010 Equity Plan, or any successor or replacement plan, in accordance with the terms of such plan, as the Personnel and Compensation Committee may determine, and which terms may be modified in the discretion of the Personnel and Compensation Committee.

(d) Clawback. The Executive agrees that any incentive compensation (including both equity and cash incentive compensation) that Executive receives from the Bank is subject to repayment to (i.e., clawback) the Bank or a related entity as determined by the Personnel and Compensation Committee in the event (i) a restatement of the Holding Company’s and/or the Bank’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) the result of which is that any incentive compensation paid would have been a lower amount had it been calculated based on such restated results or (ii) the repayment is otherwise required by applicable federal and state law. The Executive’s repayment obligation for an event under clause (i) above shall be limited to the amount that would not have been paid had the original payment been calculated based upon such restated results, provided clause (ii) above does not otherwise require repayment of a larger amount. Except where offset of, or recoupment from, incentive compensation covered by Code Section 409A (as defined in Section 19) is prohibited by Code Section 409A, to the extent allowed by law and as determined by the Personnel and Compensation Committee, the Executive agrees that such repayment may, in the discretion of the Personnel and Compensation Committee, be accomplished by withholding of future compensation to be paid to the Executive by the Bank. Any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.

4. Benefits.

(a) Benefit Programs. The Executive shall be eligible to participate in any plans, programs or forms of compensation or benefits that the Bank provides to the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical, disability and life insurance, vacation and sick leave, and a retirement plan.

(b) Vacation. The Executive shall be entitled to four (4) weeks of vacation each calendar year without loss of pay, to be used in accordance with the normal Bank policy.

(c) Automobile. The Bank shall provide the Executive with a monthly automobile allowance of $500.00 during the Term, subject to periodic review for adjustments in the discretion of the Bank.

5. Reimbursement of Expenses. The Bank shall reimburse the Executive promptly, upon Executive’s incurring such expenses, subject to presentation of adequate substantiation, including receipts, for the reasonable business travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive in attending business functions. The Bank reserves the right to review these expenses periodically and determine, in its sole discretion, whether future reimbursement of such expenses to the Executive will continue without prior approval by the Board of Directors of the Bank, or its designee, of the expenses. In no event will such reimbursements be made later than the last day of the calendar month following the calendar month in which the Executive submits his request for payment of the reimbursable expense, which shall be submitted no later than sixty (60) days after the expense is incurred.

6. Termination of Employment.

(a) Death or Incapacity. The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death. In the event of termination due to the death of the Executive, the Executive’s spouse, if she survives the Executive, or, if not, the Executive’s estate, as applicable, shall receive an amount equal to three (3) months of the Executive’s base salary in effect at his death. Such amount will be payable over the three (3) month period beginning the month following the month in which the Executive’s death occurred in accordance with the established payroll practices of the Bank (not less frequently than monthly) for the period during which such payments are to be made. The Executive’s spouse, if she survives him, or, if not, his estate shall also receive (i) any unpaid base salary for the time worked through the date of termination payable in a lump sum as soon as administratively feasible following termination; (ii) any incentive or bonus compensation due and owing pursuant to the terms of any incentive or bonus plan, payable when otherwise due; (iii) any benefits due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (hereinafter subsections (i) – (iii) are collectively referred to as the “Accrued Obligations”); and (iv) the Pro-Rata Bonus (as defined, and payable at the time provided, in Section 7(a)(ii)). If the Bank reasonably determines that Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the Executive’s employment and this Agreement upon thirty (30) days’ written notice, provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s assigned duties. In the event of a termination due to Incapacity, the Bank shall pay the Accrued Obligations to the Executive and the Pro-Rata Bonus (as defined, and payable at the time provided, in Section 7(a)(ii)). For purposes of this Agreement, “Incapacity” shall occur if the Bank determines that the Executive is suffering a physical or mental impairment that renders him unable to perform the essential functions of his Position, and such impairment exists for six months out of a twelve-month period. Notwithstanding any other provision in this Agreement, the Bank shall comply with all requirements of the Americans with Disabilities Act. Notwithstanding any other provision of this Agreement, if the Executive’s employment is terminated due to death or “Incapacity,” then no payments shall be owed or paid under Section 7(a) or Section 9(a).

(b) Termination by Bank With or Without Cause. The Bank may terminate the Executive’s employment during the term of this Agreement, with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s misconduct in connection with the performance of the Executive’s duties which the Bank believes does or may result in substantial harm to the Bank; or

(ii) the Executive’s misappropriation or embezzlement of funds or property of the Bank; or

(iii) the Executive’s fraud with respect to the Bank or any dishonest act in connection with the performance of his duties that results in harm to the Bank or, in the good faith judgment of the Bank, could result in harm to the Bank, including, but not limited to, undermining or diminishing the relationship of trust between the Boards of Directors of the Bank or the Holding Company and the Executive; or

(iv) the Executive’s failure to perform any of the material duties and responsibilities required by the Position (other than by reason of Incapacity), including but not limited to meeting the material performance expectations of the Bank, or the Executive’s willful failure to follow reasonable instructions of the Chief Executive Officer or the Board of Directors of the Bank or policies of the Bank, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Bank in its discretion) to remedy such failure; or

(v) the Executive’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude; or

(vi) the Executive’s conviction of or entering a guilty plea of no contest with respect to any crime for which imprisonment is a possible punishment; or

(vii) the Executive’s breach of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Bank, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Bank) to remedy such breach or violation; or

(viii) the Executive’s breach of fiduciary duties owed to the Bank; or

(ix) the Executive’s engaging in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result, in the good faith judgment of the Bank, in material injury to the Bank, monetarily or otherwise.

(c) Termination by Executive for Good Reason. The Executive may terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the non-temporary assignment to the Executive of continued duties materially inconsistent with the Executive’s Position, authority, duties or responsibilities as contemplated by Section 1 hereof; or

(ii) the relocation of the Executive to any other primary place of employment that is located more than fifty (50) miles from the Executive’s assigned place of employment as of the date of the Agreement, without the Executive’s express written consent to such relocation; provided, however, this subsection (ii) shall not apply in connection with the relocation of the Executive if the Bank decides to relocate its headquarters; or

(iii) without the Executive’s consent, (A) the material reduction of the Executive’s then current base salary (which is defined as a reduction of ten percent (10%) or more) or (B) the material reduction in the Executive’s health, welfare and retirement benefits; provided, however, this subsection (iii) shall not apply when substantially the same action is being taken with respect to the base salaries or health, welfare and retirement benefits of all of the executive officers of the Bank; or

(iv) a material breach of this Agreement by the Bank.

The Executive is required to provide notice to the Bank of the existence of a condition described in Section 6(c) above within a ninety (90) day period of the initial existence of the condition, upon the notice of which the Bank shall have thirty (30) days to remedy the condition without having to pay the amounts described in Section 7(a).

Notwithstanding the above, “Good Reason” shall not include any resignation by the Executive where Cause for the Executive’s termination by the Bank exists, or an isolated, insubstantial or inadvertent action not taken in bad faith by the Bank.

7. Obligations Upon Termination.

(a) Without Cause; Good Reason. If, during the Term, either the Bank shall terminate the Executive’s employment without Cause (which, for purposes of this Section 7, includes the non-renewal or expiration of the Agreement, unless the Executive agrees to remain in the employ of the Bank beyond the non-renewal or expiration of the Agreement) or the Executive shall terminate employment for Good Reason, the Executive, upon the effective date of the termination of employment, shall be entitled to the Accrued Obligations and, upon Executive’s signing the Release attached as Exhibit A, which Release must be signed and not be revoked (“become effective”) within thirty (30) days after termination of employment, to the following:

(i) The continued payment of Executive’s base salary in effect at the time of termination of employment through the end of the Term or for a period of twelve months, whichever is greater, payable in accordance with the established payroll practices of the Bank (but not less frequently than monthly and in equal installments). If any payments are due to be paid in accordance with established payroll practices during the thirty (30) day period during which the Release may become effective, then such payments shall be accumulated and paid on the first regularly scheduled payroll date on or after the thirtieth (30th) day following termination provided the Release has become effective on or before such date.

(ii) If the termination of Executive’s employment occurs on or after October 1 of a calendar year but before the end of such year, payment of an amount equal to a portion of any annual incentive bonus for the calendar year during which Executive was last employed that includes the date of termination, such portion to equal the product (such product shall be referred to herein as the “Pro-Rata Bonus”) of (A) the annual incentive bonus that would have been payable to Executive for such calendar year had Executive remained employed for the entire calendar year, determined based on the extent to which the performance goals are actually achieved for such year (as determined by the Holding Company under the terms of the incentive program), multiplied by (B) a fraction, the numerator of which is equal to the number of days in such calendar year that precede the date of termination and the denominator of which is 365, such amount to be payable to Executive at the time such bonus would otherwise have been paid under the terms of the annual incentive bonus program if the Executive were still employed.

(iii) Continuation for twelve (12) months after the date of termination of employment of coverage under any health care (medical, dental and vision) plan or plans (“Health Care Plans”), other than that under a flexible spending account, provided to the Executive and the Executive’s spouse and dependents at the date of termination, with the Bank paying the normal Bank paid contribution therefor, on a monthly or more frequent basis, as for similarly situated active employees and with such coverage being available on the same basis as available to similarly active employees during such continuation period (“Health Care Continuance Benefit”), provided that the Executive’s continued participation is possible under the general terms and provisions of the Health Care Plans. The following rules shall also apply:

(A) If the Bank cannot maintain such coverage for the Executive or the Executive’s spouse or dependents under the terms and provisions of the Health Care Plans (or where such continuation would adversely affect the tax status of the Health Care Plans pursuant to which the coverage is provided), the Bank shall provide the Health Care Continuance Benefit by either providing substantially identical benefits directly or through an insurance arrangement or by paying the Executive the estimated cost of the expected Bank contribution therefor for twelve (12) months after the date of termination with such payments to be made in accordance with the established payroll practices of the Bank (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.

(B) The Health Care Continuance Benefit as to any Health Care Plan will cease if and when the Executive has obtained health care coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and the Executive’s spouse and dependents with respect to the specific type of benefit.

(C) The Executive and the Executive’s spouse and dependents will become eligible for COBRA continuation coverage as of the date the Health Care Continuance Benefit ceases.

(iv) In addition to any vested, but unexpired, stock options to which Executive may be entitled under any prior plans, the stock options, restricted stock, stock appreciation rights and similar agreements with the Executive evidencing the grant of stock options, restricted stock, stock appreciation rights or other awards under the Holding Company’s 2010 Equity Plan, or any successor plan, will provide that the vesting of such awards will accelerate and become immediately exercisable and fully vested as of the date of termination of employment without Cause or for Good Reason. In the case of stock options, the Executive will have at least ninety (90) days after termination of employment, or such longer period as may be provided in the separate stock option agreement, but in no event longer than the end of the regular term thereof (determined without regard to the Executive’s cessation of employment) to exercise the stock options.

(b) Non-Competition. Notwithstanding the foregoing, all such payments and benefits under Section 7(a) otherwise continuing for periods after the Executive’s termination of employment shall cease to be paid, and the Bank shall have no further obligation due with respect thereto, in the event the Executive engages in “Competition” or makes any “Unauthorized Disclosure of Confidential Information,” as defined below, or otherwise engages in any other activity prohibited in this Section 7. In exchange for the payments on termination as provided herein, other provisions of this Agreement and other valuable consideration, the Executive agrees that the Executive will not engage in Competition for a period equal to the greater of (i) the remainder of the Term of this Agreement or (ii) twelve (12) months after the Executive’s employment with the Bank ceases for any reason, including the expiration or non-renewal of this Agreement at the end of the original or any renewal term. For purposes hereof, “Competition” means the Executive’s performing duties that are the same as or substantially similar to those duties performed by Executive for the Bank within the twenty-four (24) months prior to the cessation of his employment, as an officer, a director, an employee, a partner or in any other capacity, within twenty-five (25) miles of the headquarters or any branch office of the Bank as they exist as of the date Executive’s employment ceases, if those duties are performed for a business that is the same as or substantially similar to the business in which the Bank was engaged at the time Executive’s employment ceases.

(c) Non-Piracy. In exchange for the benefits promised in this Agreement and other valuable consideration, the Executive agrees that for a period equal to the greater of (i) the remainder of the Term of this Agreement or (ii) twelve (12) months after his employment ceases for any reason, he will not, directly or indirectly, solicit, divert from the Bank or do business with any depositors or other customers of the Bank with whom he had material contact during the last twenty-four (24) months of his employment or about whom he obtained any information while acting within the scope of his employment during the last twenty-four (24) months of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to those offered by the Bank at the time Executive’s employment ceases. “Material contact” means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Bank. “Customer” means any person or entity with whom the Bank had a depository or other contractual relationship, pursuant to which the Bank provided products or services within twenty-four months of the cessation of Executive’s employment.

(d) In exchange for the benefits promised in this Agreement and other valuable consideration, the Executive agrees that for a period of twelve (12) months after his employment ceases, for any reason, he will not, directly or indirectly, hire or solicit for hire or induce any person to cease their employment with the Bank, if the purpose is to compete with the Bank.

(e) Nothing in Section 7(b) or (c) shall prohibit Executive from working in any role or engaging in any job or activity that can reasonably be construed to be non-competitive with the Bank.

(f) For purposes of this Section 7, “Unauthorized Disclosure of Confidential Information” means the use or disclosure of information in violation of Section 8 of this Agreement.

(g) For Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause or if the Executive voluntarily terminates his employment other than for Good Reason, this Agreement shall terminate without any further obligation of the Bank to the Executive other than the payment to the Executive of any unpaid base salary for the time worked through the date of termination payable in a lump sum as soon as administratively feasible following termination and the payment of any benefits due and owing pursuant to the terms of any plans, policies or programs, payable when otherwise due.

(h) Remedies. The Executive acknowledges that the covenants set forth in Section 7 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Bank. The Executive further acknowledges that if the Executive breaches or threatens to breach any provision of Section 7, the Bank’s remedies at law will be inadequate, and the Bank will be irreparably harmed. Accordingly, the Bank shall be entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Bank from pursuing all available legal and equitable remedies. In addition to all other available remedies, if the Executive violates any of the provisions of Section 7, the Executive shall pay all reasonable costs and reasonable attorney’s fees incurred by the Bank in enforcing the provisions of that Section.

(i) Breach does not excuse performance. Executive agrees that a breach by the Bank of any provision of this Agreement shall not excuse his obligation to adhere to the covenants in Section 7 and shall not constitute a defense to the enforcement thereof by the Bank.

8. Confidentiality. As an employee of the Bank, the Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to the Bank and/or its subsidiaries, and the Executive acknowledges a fiduciary duty owed to the Bank and its subsidiaries not to disclose impermissibly any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Bank or its customers that is not generally known to the public or generally in the banking industry. The Executive agrees that for a period of five (5) years following the cessation of his employment, he will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Bank; provided, however that to the extent the information covered by this Section 8 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit the Executive from performing any duty or obligation that shall arise as a matter of law. Specifically, the Executive shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe the Executive’s right and ability to provide information to any federal, state or local agency in response or adherence to the lawful exercise of such agency’s authority. In the event the Executive is requested to disclose confidential information by subpoena or other legal process or lawful exercise of authority, the Executive shall promptly provide the Bank with notice of the same and either receive approval from the Bank to make the disclosure or cooperate with the Bank in the Bank’s effort, at its sole expense, to avoid disclosure.

9. Termination After Change of Control.

(a) Without Cause or for Good Reason. If Executive’s employment is involuntarily terminated without Cause within one (1) year after a Change of Control shall have occurred or if he resigns for Good Reason within one (1) year after a Change of Control shall have occurred, then the Bank shall pay to Executive as compensation for services rendered (subject to any applicable payroll or other taxes required to be withheld), the Accrued Obligations and, upon Executive’s signing the Release attached as Exhibit A, which Release must be signed and not revoked within thirty (30) days after termination, the following:

(i) An amount equal to two (2) times the Executive’s base salary in effect at the time of termination, payable in forty-eight (48) equal semi-monthly installments beginning on the thirtieth (30th) day following termination of employment.

(ii) The Pro-Rata Bonus (as defined, and payable at the time provided, in Section 7(a)(ii)).

(iii) For twenty-four (24) months after the date of termination, the Bank shall provide the Health Care Continuance Benefit, as defined in Section 7(a)(iii), provided that the Executive’s continued participation is possible under the general terms and provisions of the Health Care Plans. The following rules shall also apply:

(A) If the Bank cannot maintain such coverage for the Executive or the Executive’s spouse or dependents under the terms and provisions of the Health Care Plans (or where such continuation would adversely affect the tax status of the Health Care Plans pursuant to which the coverage is provided), the Bank shall provide the Health Care Continuance Benefit either by providing substantially identical benefits directly or through an insurance arrangement or by paying the Executive the estimated cost of the expected Bank contribution therefor for twenty-four (24) months after the date of termination with such payments to be made in accordance with the established payroll practices of the Bank (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.

(B) The Health Care Continuance Benefit as to any Health Care Plan will cease if and when the Executive has obtained health care coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and the Executive’s spouse and dependents with respect to the specific type of benefit.

(C) The Executive and the Executive’s spouse and dependents will become eligible for COBRA continuation coverage as of the date the Health Care Continuance Benefit ceases.

(b) It is the intention of the parties that no payment be made or benefit provided to Executive pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and any regulations thereunder (“Code Section 280G”), thereby resulting in a loss of an income tax deduction by the Bank or the imposition of an excise tax on Executive under Section 4999 of the Internal Revenue Code. If the independent accountants serving as auditors for the Bank on the date of a Change of Control (or any other accounting firm designated by the Bank) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Bank under Code Section 280G, then the payments scheduled under this Agreement and all other agreements between the Executive and the Bank will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. Any reduction of benefits or payments required to be made under this Section 9(b) shall be taken in the following order: first from cash compensation, on a pro rata basis, and then from stock compensation, on a pro rata basis.

(c) Superseding Provisions. The benefits and payments set forth in Section 9(a) that may be due in connection with a Change of Control shall supersede all payments, entitlements and benefits of Executive otherwise payable under Section 7(a)(i), (ii) and (iii). The benefits and payments due under Section 9(a) replace those in Section 7(a)(i), (ii) and (iii), and are not cumulative thereof. If the benefits and payments set forth in Section 9(a) are payable to the Executive, the non-competition period under Section 7(b) and the non-piracy period under Section 7(c) shall be twenty-four (24) months from the date the Executive ceases employment. All other provisions of Section 7 shall continue to apply as written.

(d) For Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause or if the Executive voluntarily terminates his employment other than for

Good Reason, within one (1) year after a Change of Control, this Agreement shall terminate without any further obligation of the Bank to the Executive other than the payment to the Executive of any unpaid base salary for the time worked through the date of termination payable in a lump sum as soon as administratively feasible following termination and the payment of any benefits due and owing pursuant to the terms of any plans, policies or programs, payable when otherwise due.

(e) Survival of Provisions. The obligations and covenants of Section 9 shall remain in effect for a period of twelve months following a Change of Control, so long as the Agreement is in effect on the date of the Change of Control, and notwithstanding that the Agreement expires and is not renewed during such twelve-month period.

10. Change of Control Defined. For purposes of this Agreement, a “Change of Control” occurs if, after the date of this Agreement, (a) any person, including persons acting as a group, becomes the owner of Holding Company securities having 50% or more of the total voting power of the Holding Company; (b) a majority of the members of the Holding Company’s Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Holding Company’s Board of Directors before the date of such appointment or election; or (c) any person, including persons acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Holding Company or the Bank that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Holding Company or the Bank, as applicable, immediately before such acquisition or acquisitions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (a) – (c) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events. The above definition of Change of Control is intended to, and shall be interpreted in a manner as to, comply with the requirements of Code Section 409A.

11. Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Bank or any of its subsidiaries (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Bank. The Documents (and any copies) shall be returned to the Bank upon the Executive’s termination of employment for any reason or at such earlier time or times as the Board of Directors of the Bank, or its designee, may specify.

12. Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

13. Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

15. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

16. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

17. Binding Effect. This Agreement shall be binding upon the Executive and on the Bank, its successors and assigns effective on the date first above written subject to the approval by the Board of Directors of the Bank. The Bank will require any successor to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

18. No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Bank. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Bank agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

19. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b) Neither the Executive nor the Bank shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless such Executive has completely severed his relationship with the Bank or the Executive has permanently decreased his services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if the Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If the Executive is deemed on the date of separation from service with the Bank to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Bank from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death. In the case of benefits required to be delayed under Code Section 409A, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by the Bank thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 19(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any cash payment is delayed under this Section 19(c), then interest shall be paid on the amount delayed calculated at the prime rate reported in The Wall Street Journal for the date of the Executive’s termination to the date of payment.

(d) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Bank’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to the Executive that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

(f) When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Bank.

(g) Notwithstanding any of the provisions of this Agreement, the Bank shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A

20. TARP Omnibus Provision. As a result of the Holding Company’s participation in the Troubled Asset Relief Program Capital Purchase Program (the “CPP”), the Bank is subject to, among other things, the executive compensation requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended from time to time, as such requirements are implemented through the guidance and regulations issued by the U.S. Department of the Treasury with respect to the CPP, as such guidance and regulations may be amended from time to time (collectively, the “CPP Requirements”). Notwithstanding any other provision of this Agreement, the Bank and the Executive agree that this Agreement shall be administered, interpreted and construed and, if and where applicable, benefits provided hereunder shall be limited, deferred, forfeited, subject to repayment to the Bank and/or prohibited in accordance with the CPP Requirements, to the extent legally applicable to the Executive, including without limitation the clawback, the bonus prohibition and the golden parachute prohibitions thereof. Further, the Bank and the Executive agree that the Bank shall have the right unilaterally to amend this Agreement to effect or document any changes or additions which in its view are necessary or appropriate to comply with the CPP Requirements. In the event no severance benefits are payable under Section 7(a)(i) because of the application of the limitations described in this Section 20, the non-competition period in Section 7(b) and the non-piracy period in Section 7(c) shall be reduced to six (6) months from the date the Executive ceases employment due to the Bank involuntarily terminating him without Cause not within one (1) year after a Change of Control or due to the Executive resigning for Good Reason not within one (1) year after a Change of Control. In the event no severance benefits are payable under Section 9(a)(i) because of the application of the limitations described in this Section 20, the non-competition period in Section 7(b) and the non-piracy period in Section 7(c) shall be eliminated if the Executive ceases employment due to the Bank involuntarily terminating him without Cause within one (1) year after a Change of Control or due to the Executive resigning his employment for Good Reason within one (1) year after a Change of Control.

21. Regulatory Limitation. Notwithstanding any other provision of this Agreement, neither the Bank nor any subsidiary shall be obligated to make, and the Executive shall have no right to receive, any payment, benefit or amount under this Agreement that would violate any law, regulation or regulatory order applicable to the Bank or the subsidiary at the time such payment is due, including without limitation, any regulation or order of the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System. In the event any payment, benefit or amount under this Agreement may be payable with regulatory approval, the Bank agrees to take all reasonable steps to obtain such regulatory approval. In the event no severance benefits are payable under Section 7(a)(i) because of the application of the limitations described in this Section 21, the non-competition period in Section 7(b) and the non-piracy period in Section 7(c) shall be reduced to six (6) months from the date the Executive ceases employment due to the Bank involuntarily terminating him without Cause not within one (1) year after a Change of Control or due to the Executive resigning for Good Reason not within one (1) year after a Change of Control. In the event no severance benefits are payable under Section 9(a)(i) because of the application of the limitations described in this Section 21, the non-competition period in Section 7(b) and the non-piracy period in Section 7(c) shall be eliminated if the Executive ceases employment due to the Bank involuntarily terminating him without Cause within one (1) year after a Change of Control or due to the Executive resigning his employment for Good Reason within one (1) year after a Change of Control.

22. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement. It is further specifically agreed and acknowledged that, except as provided herein, the Executive shall not be entitled to severance payments or benefits under any severance or similar plan, program, arrangement or agreement of or the Bank for any cessation of employment occurring while this Agreement is in effect.

23. Survivability. The provisions of Section 7 and 8 shall survive the termination, expiration or non-renewal of this Agreement.

24. Title. The titles and sub-headings of each Section and Sub-Section in the Agreement are for convenience only and should not be considered part of the Agreement to aid in interpretation or construction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

VIRGINIA COMMERCE BANK

By	/s/ Peter A. Converse
Peter A. Converse
Its President and Chief Executive Officer

Virginia Commerce Bank 5350 Lee Highway Arlington, Virginia 22207

/s/ Steven A. Reeder
Steven A. Reeder
“Executive”

5930 Waterloo Bridge Circle
Haymarket, Virginia 20169

EXHIBIT A

GENERAL RELEASE AGREEMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, Steven A. Reeder (“Executive”), hereby irrevocably and unconditionally releases, acquits, and forever discharges Virginia Commerce Bank (“the Bank”) and Virginia Commerce Bancorp, Inc. (“the Holding Company”) and each of their current and former agents, directors, members, affiliated entities, officers, executives, employees, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on their right to terminate Executive’s employment, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Family and Medical Leave Act; and (8) the Executive Retirement Income Security Act (“ERISA”) (“Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this General Release Agreement (“Release”).

Executive hereby acknowledges and agrees that the execution of this Release and the cessation of Executive’s employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts. Executive further acknowledges and agrees that:

a. This Release given by Executive is given solely in exchange for the consideration set forth in the Employment Agreement between the Bank and Executive to which this Release was initially attached and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Release;

b. By entering into this Release, Executive does not waive rights or claims that may arise after the date this Release is executed;

c. Executive has been advised to consult an attorney prior to entering into this Release, and this provision of this Release satisfies the requirements of the Older Workers Benefit Protection Act that Executive be so advised in writing;

d. Executive has been offered twenty-one (21) days from receipt of this Release within which to consider whether to sign this Release; and

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e. For a period of seven (7) days following Executive’s execution of this Release, Executive may revoke this Release by delivering or mailing the revocation to the Chief Executive Officer of the Bank and this Release shall not become effective or enforceable until such seven (7) day period has expired.

This Release shall be binding upon the heirs and personal representatives of Executive and shall inure to the benefit of the successors and assigns of the Bank and the Holding Company.

Date	Steven A. Reeder

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